                                                      EXHIBIT 4.4











   CUMULATIVE PERPETUAL INCREASING DIVIDEND PREFERRED INTERESTS

                               AND

        CLASS A CUMULATIVE PERPETUAL INCREASING DIVIDEND
                        PREFERRED STOCK

                     SUBSCRIPTION AGREEMENT

                             among

             EEX Capital Inc., MIStS Issuer L.L.C.,

                      UBS Securities LLC,

          as Placement Agent for the Holders from time to time of the Preferred Securities,

                              and

                   Enserch Exploration, Inc.

                        (not an issuer)



                 _____________________________


                 Dated as of September 29, 1997

                 _____________________________

  PREFERRED INTERESTS AND PREFERRED STOCK SUBSCRIPTION AGREEMENT


          PREFERRED INTERESTS AND PREFERRED STOCK SUBSCRIPTION AGREEMENT, dated as of September 29, 1997 (this "Agreement"), among MIStS Issuer L.L.C., a Delaware limited liability company ("MIStS Issuer"), EEX Capital Inc., a Delaware corporation (the surviving corporation of the merger between EEX Preferred Capital Inc. and EEX Capital L.L.C.) ("EEX Capital"), each directly or indirectly wholly owned subsidiaries of Enserch Exploration, Inc., a Texas corporation ("EEX"), and UBS Securities LLC individually ("UBS") and as placement agent for the holders from time to time of the Preferred Interests (as defined below) and the Preferred Stock (as defined below) (in such capacity, the "Placement Agent").

                             RECITALS

          EEX Capital has (i) authorized 150,000 shares and (ii) authorized the execution and issuance of 75,000 shares, in each case, of its Class A Cumulative Perpetual Increasing Dividend Preferred Stock (the "Preferred Stock") to facilitate the financing of the redemption (the "Redemption") by MIStS Issuer of its outstanding Minority Interest Structured Securities (the "MIStS").

          MIStS Issuer has authorized the execution and issuance of 75,000 shares of its Cumulative Perpetual Increasing Dividend Preferred Interests (the "Preferred Interests" and, together with the Preferred Stock, the "Preferred Securities") to facilitate the financing of the Redemption.

          The Preferred Stock will be issued pursuant to a certificate of designations, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions thereof (the "Certificate of Designations"), to be filed with the Secretary of State of the State of Delaware on or before the Closing Date (as defined below).

          The Preferred Interests will be issued pursuant to a second amended and restated limited liability company agreement of MIStS Issuer (the "LLC Agreement"), to be executed on or before the Closing Date.

          This Agreement sets forth, inter alia, the terms and conditions upon which UBS will purchase the Preferred Interests and the Preferred Stock.

                            AGREEMENT

          Accordingly, the parties agree as follows:


                             ARTICLE I

                           DEFINITIONS

          Section 1.1.   Defined Terms.  As used in this
Agreement, the following terms shall have the meanings specified below:

          "Action" has the meaning specified in Section 10.2.

          "Additional Costs" means costs indemnified under
Section 10.4.

          "Affected Party" means any Holder, any beneficial owner of any Holder, and their respective successors and assigns.

          "Affiliate" means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of the foregoing definition, "control" means the direct or indirect ownership of more than 50% of the outstanding capital stock or other equity interests having ordinary voting power.

          "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

          "beneficial owner" has the meaning as defined in Rule
13d-3 and Rule 13d-5 under the Exchange Act.

          "Board" means the Board of Governors of the Federal
Reserve System of the United States or any successor.

          "Business Day" mean a day other than a Saturday, a Sunday, any federal holiday or any day on which dealings in U.S.
dollar deposits are not carried out in the London interbank market.

          "Capital Lease Obligations" means, with respect to EEX or any Subsidiary of EEX (including EEX Capital and MIStS Issuer), the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person in accordance with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof.

          "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Certificate of Designations" has the meaning specified in the recitals to this Agreement and is in the form attached hereto as Exhibit A.

          "Change of Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of the Exchange Act) of 35% or more of the outstanding shares of voting stock of EEX.

          "Closing" has the meaning specified in Section 6.1.

          "Closing Date" has the meaning specified in Section
6.1.

          "Code" means the Internal Revenue Code of 1986, as amended, and any regulation promulgated thereunder.

          "Commitment" means the commitment to purchase Preferred
Interests in the Liquidation Preference amount or Preferred Stock in the Liquidation Preference amount in each case as set forth on the signature pages hereto opposite UBS' name.

          "Common Interests" means all interests now or hereafter authorized of any class of common interests of MIStS Issuer, including the common interests and any other interests of MIStS Issuer, howsoever designated, authorized after the Initial Issue Date, that have the right (subject always to prior rights of any class or series of Preferred Interests) to participate in the distribution of the assets and earnings of MIStS Issuer without limit as to per share amount.

          "Common Stock" means all shares now or hereafter authorized of any class of common stock of EEX Capital, including the common stock, par value per share $100.00, and any other stock of EEX Capital, howsoever designated, authorized after the Initial Issue Date, that have the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of EEX Capital.

          "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy
Law.

          "Debt" shall mean for EEX and its Subsidiaries (except EEX Capital and MIStS Issuer), the sum of the following (without duplication): (i) all obligations for borrowed money or evidenced by bonds, debentures, mandatorily redeemable preferred stock with maturities before the Revolving Credit Termination Date (as defined in the EEX Credit Agreement), notes or other similar instruments (excluding interest, fees and charges); (ii) all obligations in respect of bankers acceptances, unreimbursed drawings on letters of credit, surety or other bonds; (iii) all Capital Lease Obligations; (iv) all Operating Lease Obligations;
(v) all financial guaranties in respect of Indebtedness of unconsolidated Affiliates and unrelated Persons; (vi) all obligations secured by a Lien on any asset, whether or not such indebtedness is assumed, but excluding obligations secured by a Lien permitted by Sections 9.02(c), (e), (f), (h), (i), (j), (k) and (l) of the EEX Credit Agreement; (vii) all production payments in connection with oil and gas properties; and (viii) all Indebtedness of Special Entities (as defined in the EEX Credit Agreement) to the extent EEX Capital or MIStS Issuer is liable for such Indebtedness under GAAP or such Indebtedness is reflected on the consolidated balance sheet of EEX or any Subsidiary; provided however, such term shall not include Permitted Subordinated Debt.

          "Default" means any event that is, or after the passage of time or the giving of notice (or both) would be, an Event of Default.

          "EEX" means Enserch Exploration, Inc., a Texas corporation.

          "EEX Capital" has the meaning specified in the preamble to this Agreement, which is the surviving entity of the Merger.

          "EEX Capital Subordinated Note" means the subordinated promissory note made by EEX Capital in favor of MIStS Issuer, reevidencing $75.0 million of Indebtedness, dated as of September
29, 1997.

          "EEX Capital Subordinated Note" means the subordination agreement dated as of September 29, 1997 issued by EEX Capital in favor of the administrative agent and the lenders under the EEX Credit Agreement and subordinating the EEX Capital Subordinated Note and the Guaranty Agreement to the "Superior Indebtedness" (as defined in such subordination agreement).

          "EEX Credit Agreement" means that certain Credit Agreement dated as of May 1, 1995 among EEX, as borrower, The Chase Manhattan Bank, as Administrative Agent, and the lenders signatory thereto, as amended by the First Amendment dated September 19, 1996, and the Second Amendment dated June 27, 1997, and as modified by that certain letter from EEX to the Administrative Agent and in effect on the Closing Date, together with such amendments thereto as may be both adopted in accordance therewith and consented to by the Majority Holders.

          "EEX LLC" means EEX Capital L.L.C., a Delaware limited liability company that was merged with and into EEX Preferred pursuant to the Merger, with EEX Preferred being the surviving corporation and renamed EEX Capital Inc.

          "EEX Preferred" means EEX Preferred Capital Inc., a
Delaware corporation now known as EEX Capital Inc., into which EEX LLC was merged pursuant to the Merger.

          "EEX Subordinated Note" means the amended and restated subordinated demand note made by EEX in favor of EEX Capital, reevidencing $150.0 million of Indebtedness, dated as of September 29, 1997.

          "EEX Subordination Agreement" means the subordination agreement dated as of September 29, 1997 issued by EEX Capital in favor of the administrative agent and the lenders under the EEX Credit Agreement and subordinating the EEX Subordinated Note to the "Superior Indebtedness" (as such term is defined in such subordination agreement).

          "Engagement Letter" means that certain engagement letter agreement by and among UBS EEX, EEX Preferred, EEX LLC and MIStS Issuer, dated as of September 24, 1997, as modified by letter agreement dated September 29, 1997.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Event of Default" means any event specified in Section
8.1.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          "Fee Letter" means that certain fee letter agreement by and among UBS, EEX, EEX preferred, EEX LLC and MIStS Issuer, dated as of September 24, 1997, as modified by letter agreement dated September 29, 1997.

          "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

          "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner
(including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "Guaranty Agreement" shall mean that certain Amended and Restated Guaranty Agreement; dated as of September 29, 1997, issued by EEX in favor of MIStS Issuer guaranteeing the obligations of EEX Capital to MIStS Issuer under the EEX Capital Subordinated Note, as the same may be further amended, modified or supplemented from time to time with the consent of the Majority Holders.

          "Holder" means the record holder of one or more (i) shares of Preferred Stock, as shown on the books and records of EEX Capital, or (ii) interests of Preferred Interests, as shown on the books and records of MIStS Issuer.

          "Incur" has the meaning specified in Section 5.3.

          "Indebtedness" of a Person shall mean such Person's (i) obligations for borrowed money, whether or not evidenced by a bond, note or similar instrument, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capital Lease Obligations,
(vi) obligations for which such Person is obligated pursuant to a Guarantee or pursuant to a letter of credit, (vii) Hedging Obligations, and (viii) Mandatorily Redeemable Obligations.

          "Indemnified Party" has the meaning specified in
Section 10.1.

          "Indemnifying Parties" has the meaning specified in
Section 10.1

          "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

          "Liquidated Damages" means any and all liquidated damages then owing pursuant to any of the Transaction Documents.

          "Liquidation Preference" means (i) $1,000.00 per
Preferred Interest or (ii) $1,000.00 per share of Preferred
Stock, as the case may be.

          "LLC Agreement" has the meaning specified in the recitals to this Agreement and is attached as Exhibit B hereto.

          "Loan Documents" has the meaning specified in Section
2.1.

          "Majority Holders" means a majority in Liquidation
Preference of the Holders of the Preferred Securities.

          "Mandatorily Redeemable Obligation" shall mean, with respect to any Person, an obligation of such Person or any of its Subsidiaries to the extent that it is redeemable, payable or required to be purchased or otherwise retired or extinguished (a) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (b) at the option of any Person other than such Person or such Subsidiary, or (c) upon the occurrence of a condition not solely within the control of such Person or such Subsidiary, such as a redemption required to be made out of future earnings.

          "Material Adverse Effect" means any material and adverse change in the financial condition, business or results of operations of EEX and its Subsidiaries (including EEX Capital and MIStS Issuer) taken as a whole which makes EEX unable to perform its obligations under the Guaranty Agreement or the EEX
Subordinated Note.

          "Merger" means the merger of EEX LLC with and into Enserch Preferred on September 26, 1997, with Enserch Preferred being the surviving corporation and renamed EEX Capital Inc.

          "Merger Notice" has the meaning specified in Section
5.6.

          "MIStS" has the meaning specified in the recitals to this Agreement.

          "Net Cash Proceeds" means the aggregate cash proceeds received (including any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or otherwise, but only as and when received) from any Capital Market Transaction, net of (i) all commissions (including any underwriters' discounts) and (ii) other ordinary and reasonable fees and expenses (including legal fees and expenses) incurred as a consequence of such Capital Market Transaction.

          "Obligations" means any principal, interest, penalties, fees (including, but not limited to, reasonable fees and expenses of counsel), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing and Indebtedness.

          "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the
President, the Chief Operating Officer, the Chief Financial
Officer, the Managing Member, the Treasurer, any Assistant
Treasurer, the Controller, the Secretary or any Vice-President of such Person.

          "Officer's Certificate" means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person, who must be the Chief Executive officer, the Chief Financial officer, the Treasurer or the Principal accounting officer of the Corporation that meets the requirements of Section 14.4.

          "Operating Lease Obligations" shall mean, as to EEX or any direct or indirect Subsidiary, the obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are not required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person and, the purposes of this Agreement, the amount of such obligations shall be the discounted present value of the lease payments, discounted in the same manner a capital lease would be discounted according to GAAP.

          "Opinion of Counsel" means, with respect to any Person, an opinion from legal counsel to such Person that is reasonably acceptable to the Placement Agent and meets the requirements of
Section 14.4.

          "Permanent Securities" means any securities or other obligation issued by the Company to redeem or otherwise retire the Preferred Securities in accordance with the terms and conditions of the Fee Letter.

          "Permitted Subordinated Debt" means Debt of EEX or another Subsidiary subordinated to the Indebtedness on terms substantially similar to the terms set forth in the Subordination
Agreements.

          "Person" means any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

          "Placement Agent" has the meaning specified in the preamble to this Agreement.

          "Preferred Securities" has the meaning specified in the recitals to this Agreement.

          "Preferred Interests" has the meaning specified in the recitals to this Agreement.

          "Preferred Stock" has the meaning specified in the recitals to this Agreement.

          "Preferred Stock Register" means the register maintained by EEX Capital pursuant to the Certificate of Designations.

          "Prohibited Issuance" means an issuance of securities or incurrence of Indebtedness in violation of the covenant set forth in Section 5.3.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Redemption Price" means the Liquidation Preference, plus (i) accrued and unpaid dividends to the date of redemption and (ii) any Additional Costs.

          "Relevant Parties" means EEX, EEX Capital, MIStS Issuer and each of their respective Subsidiaries (if any).

          "Required Merger Date" means the first dividend payment date occurring at least thirteen (13) Business Days after receipt by EEX Capital and/or MIStS Issuer of a Merger Notice.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule
1-02 of Regulation S-X, promulgated pursuant to the Securities
Act, as such Regulation is in effect on the date hereof.

          "Stock Registration Rights Agreement" means the registration rights agreement, dated as of September 29, 1997, between EEX Capital and the Placement Agent on behalf of the Holders, in the form attached as Exhibit D.

          "Subordinated Notes" means, collectively, the EEX
Capital Subordinated Note and the EEX Subordinated Note.

          "Subordinated Agreements" means, collectively, the EEX
Capital Subordination Agreement and the EEX Subordination
Agreement.

          "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

          "Transaction Documents" means this Agreement, the LLC Agreement, the Certificate of Designations, the Preferred Stock, the Preferred Interests, the Engagement Letter, the Fee Letter, the Stock Registration Rights Agreement, the Subordinated Notes, the Guaranty Agreement and the Subordination Agreements.

          "UBS" means UBS Securities LLC, a Delaware limited liability company.

          "Voting Stock" means, with respect to any Person at any time, the Capital Stock of such Person that is at such time entitled to vote in the election of the board of directors of such Person.

          "Voting Rights Trigger Event" means a voting rights trigger event as defined in the Certificate of Designations and the LLC Agreement.

          Section 0.1. Interpretation. In this Agreement, the singular includes the plural and the plural includes the singular; words implying any gender include the other genders; references to any section, exhibit or schedule are to sections, exhibits or schedules hereto unless otherwise indicated; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a visible form; "including" following a word or phrase shall not be construed to limit the generality of such word or phrase; and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as in effect from time to time.


                            ARTICLE I

                  REPRESENTATIONS AND WARRANTIES

          As of the date hereof and as of the Closing Date (after giving pro forma effect to the Merger and the Transaction Documents, the issuance of the Preferred Interests and the Preferred Stock and the application of the proceeds thereof, and the transactions contemplated hereby and thereby), each of EEX, EEX Capital and MIStS Issuer hereby agrees with, and represents and warrants to, the Placement Agent and any subsequent Holder as follows:

          Section 1.1. Incorporation of Guaranty Agreement Representations and Warranties. Each of the representations and warranties made by EEX under its Guaranty Agreement (i) is incorporated mutatis mutandis by this reference into this Agreement with the same effect as if set forth herein except that references in the Guaranty Agreement to "Loan Documents" shall be deemed to references to the Transaction Documents as defined herein and any references in the Guaranty Agreement to "this Agreement" and "the date hereof" shall be deemed to be references to this Agreement and the date hereof, (ii) is made by EEX, EEX Capital and MIStS Issuer and (iii) is true and correct as of the date hereof and the Closing Date.

          Section 1.2.   Due Authorization and Enforceability.

               (a) Each of the Transaction Documents (i) has been duly authorized, executed and delivered by each Relevant Party to the extent a party thereto and (ii) constitutes a valid and binding obligation of such Relevant Party, enforceable against each of them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity (whether arising under a proceeding at law or in equity).

               (b) The shares of Preferred Stock have been duly authorized by EEX Capital and, when issued and paid for in accordance with the terms hereof will be fully paid, nonassessable and entitled to the rights, privileges and preferences set forth in the Certificate of Designations, and the issuance of such shares will not be subject to any preemptive or similar rights.

               (c) The Certificate of Designations has been duly authorized by all necessary corporate and stockholder action.

               (d)  The Preferred Interests have been duly
     authorized by MIStS Issuer and, when issued and paid for in accordance with the terms hereof will be fully paid, nonassessable and entitled to the rights, privileges and preferences set forth in the LLC Agreement, and the issuance of such interests will not be subject to any preemptive or similar rights.

               (e) The LLC Agreement has been duly authorized by all necessary member action.

          Section 1.3.   Private Offering; Rule 144A Matters.

            (a)  Based in part on the accuracy of the
     representations of UBS in Section 7.1, the sale of the Preferred Securities hereunder is and will be exempt from the registration and prospectus delivery requirements of the Securities Act. Each Preferred Security shall bear the following legend.

          "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED
          HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NEITHER BE OFFERED, SOLD NOR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM NOR BE OFFERED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON OR ENTITY PRIMARILY ENGAGED, DIRECTLY OR INDIRECTLY, IN THE OIL AND GAS EXPLORATION INDUSTRY OTHER THAN THE CORPORATION OR ANY OF ITS AFFILIATES. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT
          (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR
          OTHERWISE TRANSFERRED, ONLY (1) (a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, OR (c) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES AT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE."

            (b) The Preferred Securities will be eligible for resale pursuant to Rule 144A under the Securities Act.


                            ARTICLE II

          SALE AND OPTIONAL REPAYMENT OF PREFERRED STOCK

          Section 2.1. Sale of the Preferred Stock. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, EEX Capital agrees to sell to UBS, and UBS agrees to purchase from EEX Capital, shares of Preferred Stock with an aggregate Liquidation Preference equal to UBS' Commitment, at an aggregate purchase price equal to 100% of such Liquidation Preference, payable on the Closing Date in accordance with Section 6.1.

          Section 2.2. Indemnity. EEX and EEX Capital jointly and severally agree to indemnify each Affected Party and to hold each Affected Party harmless from and against any loss or expense which such Holder may sustain or incur as a consequence of (a) the failure by EEX Capital to issue the Preferred Stock on the Closing Date after EEX Capital has given a notice with respect thereof in accordance with Section 6.1, (b) default by EEX Capital in making any redemption after EEX Capital has given a notice thereof in accordance with the provisions of the Certificate of Designations, or (c) the making of any dividend or redemption payment on any date other than a dividend payment date. Such indemnification may include an amount equal to such Affected Party's actual loss and expenses incurred (excluding lost profits) in connection with, or by reason of, any of the
foregoing events.   A certificate as to any amounts payable
pursuant to this Section 3.2 submitted to EEX Capital by any Affected Party shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the redemption of all outstanding shares of the Preferred Stock and all other amounts payable hereunder.

          Section 2.3. Method of Payment. Except as otherwise set forth in the Certificate of Designations, all obligations arising under the Transaction Documents shall be payable by wire transfer in immediately available funds to the account of the Holder, designated in a written notice to EEX Capital at least three Business Days prior to the due date therefor.

          Section 2.4. Payment on Business Days. If any payment to be made hereunder or under any share of Preferred Stock shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (and such extension of time shall be included in computing dividends in connection with such payment).


                           ARTICLE III

         SALE AND OPTIONAL REPAYMENT PREFERRED INTERESTS

          Section 3.1. Sale of the Preferred Interests. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, MIStS Issuer agrees to sell to UBS, and UBS agrees to purchase from MIStS Issuer, shares of Preferred Interests with an aggregate Liquidation Preference equal to UBS' Commitment, at an aggregate purchase price equal to 100% of such Liquidation Preference, payable on the Closing Date in accordance with Section 6.1.

          Section 3.2. Indemnity. EEX and MIStS Issuer jointly and severally agree to indemnify each Affected Party and to hold each Affected Party harmless from and against any loss or expense which such Holder may sustain or incur as a consequence of (a) the failure by MIStS Issuer to issue the Preferred Interests on the Closing Date after MIStS Issuer has given a notice with respect thereof in accordance with Section 6.1, (b) default by MIStS Issuer in making any redemption after MIStS Issuer has given a notice thereof in accordance with the provisions of the LLC Agreement, or (c) the making of any dividend or redemption payment on any date other than a dividend payment date. Such indemnification may include an amount equal to such Affected Party's actual loss and expenses incurred (excluding lost profits) in connection with, or by reason of, any of the
foregoing events.   A certificate as to any amounts payable
pursuant to this Section 4.3 submitted to MIStS Issuer by any Affected Party shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the redemption of all outstanding shares of the Preferred Interests and all other amounts payable hereunder.

          Section 3.3.   Method of Payment.  Except as otherwise
set forth in the LLC Agreement, all obligations arising under the Transaction Documents shall be payable by wire transfer in immediately available funds to the account of the Holder, designated in a written notice to MIStS Issuer at least three
Business Days prior to the due date therefor.

          Section 3.4. Payment on Business Days. If any payment to be made hereunder or under any share of Preferred Interests shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (and such extension of time shall be included in computing dividends in connection with such payment).


                            ARTICLE IV

                            COVENANTS

          So long as any of the Preferred Securities are outstanding or any obligation in respect of any of the Preferred
Securities shall be unpaid, EEX, EEX Capital and MIStS Issuer covenant and agree with the Placement Agent and each Holder as follows:

          Section 4.1. Use of Proceeds. EEX Capital shall use the proceeds of the sale of the Preferred Stock to repay $75.0 million of the $150.0 million principal outstanding under that certain demand note dated August 4, 1995, issued by EEX Capital in favor of MIStS Issuer. MIStS Issuer shall use the proceeds of
(i) the sale of the Preferred Interests and (ii) the $75.0 million repayment described in the preceding sentence to redeem all of the then outstanding Preferred Securities of MIStS Issuer and (iii) amend and restate the LLC Agreement.

          Section 4.2.   Compliance with Engagement Letter and
Fee Letter. EEX, EEX Capital and MIStS Issuer shall, and shall cause each of their respective Subsidiaries to comply with the provisions of the Engagement Letter and Fee Letter.

          Section 4.3.   Limitation on Incurrence of Additional
Indebtedness and/or Debt and Issuance of Capital Stock.

               (a) Except as contemplated by the Transaction Documents, EEX Capital and MIStS Issuer shall not directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness or issue any shares of Capital Stock (other than (i) the issuance of the Permanent Securities and (ii) the incurrence of Indebtedness owing to Affiliates of up to $10.0 million in aggregate principal amount for both EEX Capital and MIStS Issuer, taken as a whole) unless, in each of the foregoing cases, the proceeds thereof are used to redeem the Preferred Securities in full.

               (b) Notwithstanding the fact that the EEX
     Agreement may permit incurrences and issuances by EEX of Permitted Subordinated Debt and Capital Stock, EEX shall not, directly or indirectly, incur subordinated Debt or issue any shares of Capital Stock (other than (i) treasury stock or issuances of common stock of EEX employee benefit plans) unless, in each of the foregoing cases, the proceeds thereof are used to repay the Preferred Securities in full.

          Section 4.4.   Line of Business.

               (a)  EEX Capital and MIStS Issuer shall not
     directly or indirectly, engage in any line of business other than the businesses conducted on the Closing Date and businesses reasonably related thereto or incidental thereto.

               (b) Except as contemplated by the Transaction Documents, EEX Capital and MIStS Issuer shall not, directly or indirectly, engage in any activity or line of business other than holding the Subordinated Notes, the Guaranty Agreement or the Common Interests of MIStS Issuer, as the case may be, and enforcing remedies thereunder in accordance with the terms thereof but subject to the Subordination Agreements.

          Section 4.5. Payments for Consents. EEX Capital and MIStS Issuer shall not directly or indirectly, pay or cause to be paid as consideration, whether by way of divided, fee or otherwise, to any Holder of any Preferred Securities for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the LLC Agreement, the Certificate of Designations, this Agreement, the Preferred Interests or the Preferred Stock unless such consideration is offered to be paid or is paid to all Holders of Preferred Securities that consent, waive or agree to amend in the time fame set forth in the solicitation documents relating to such consent, waiver or amendment.

          Section 4.6. Springing Merger. If at any time after September 30, 1998 UBS delivers a written notice (a "Merger Notice") requiring MIStS Issuer to consummate a merger by the Required Merger Date with and into EEX Capital pursuant to and in accordance with the merger agreement in the form attached hereto as Exhibit F, with EEX Capital being the surviving corporation.

          Section 4.7. Notice of Default. EEX, EEX Capital and/or MIStS Issuer shall provide written notice to the Placement Agent of any of the Default or Event of Default under any of the Transaction Documents or the EEX Credit Agreement at the same time such entity provides such notice to the agent under the EEX Credit Agreement or any similar entity.


                            ARTICLE V

                  CONDITIONS TO UBS' OBLIGATIONS

          Section 5.1. Closing. Upon satisfaction of the conditions set forth herein, and subject to the terms and conditions of the Fee Letter and the Commitment Letter, UBS shall pay the purchase price of the Preferred Securities, as set forth in Sections 3.1 and 4.1, by wire transfer of immediately available funds to the account designated by either EEX Capital or MIStS Issuer, as the case may be, in New York, New York, against delivery to the Placement Agent of Preferred Securities in the names and denominations specified by the Placement Agent (the "Closing"). EEX shall give the Placement Agent at least one Business Day, notice of the expected date of such Closing (the "Closing Date"). The Closing shall take place at such place as shall be agreed upon by the Placement Agent and EEX.

          Section 5.2.   Conditions of UBS' Obligations.  The
obligation of UBS to purchase and pay for the Preferred
Securities to be purchased by it hereunder on the Closing Date subject to the prior or concurrent satisfaction on the Closing
Date of each of the following conditions:

          (a) Capitalization. The Relevant Parties shall not have any outstanding Indebtedness (except permitted Indebtedness of entities other than EEX Capital or MIStS Issuer under the EEX Credit Agreement), Capital Lease Obligations or other Obligations other than as presented in the latest financial statements and notes thereto, adjusted for an equity reduction by EEX as contemplated by the letter agreement by and among UBS, EEX, MIStS Issuer, EEX Capital and EEX Preferred, dated September 29, 1997, and no material inaccuracy in such financial statements shall exist.

          (b) Absence of Certain Changes. No Material Adverse Effect shall have occurred with respect to the Relevant Parties other than the anticipated write-down of EEX's shareholders' equity as contemplated by the letter agreement by and among UBS, EEX, MIStS Issuer, EEX Capital and EEX Preferred, dated September 29, 1997. The Relevant Parties shall have no material liabilities except those set forth on the most recent quarterly balance sheets of such entities provided to UBS prior to September 4, 1997.

          (c) Documentation; Legal Matters, Etc. All matters relating to the transactions contemplated hereby shall be satisfactory to UBS, and UBS shall have received such additional certificates, legal and other opinions and documentation as they shall reasonably request. The Subordinated Notes and the Guaranty Agreement shall have been subordinated to "Superior Indebtedness" under and as defined in the Subordination Agreements.

          (d) Market Disruption. There shall not have occurred any disruption or adverse change in the financial or capital markets generally, in the market for new issues of high yield debt, preferred or common equity securities in particular or affecting the syndication or funding of the shares of Preferred Securities (or the refinancing thereof), and a banking moratorium shall not have been declared by Federal or New York State banking officials.

          (e) Net Capital. There shall not have occurred any change in law or regulation (or interpretation thereof) that could result in any Holder's Commitment to provide, or any Holder's providing, the financing contemplated by this Agreement being a charge to the net capital of such Holder's parent or affiliates.

          (f) Engineering Report. UBS shall have received a copy of EEX's engineers' reserve report as of August/September 1997, and shall be satisfied with the results thereof and shall have been afforded sufficient opportunity to verify the conclusions expressed therein and to discuss the same with EEX and EEX's engineers.

          (g) Financial Statements. UBS shall have received the most recent audited and unaudited historical consolidated financial statements of the Relevant Parties (including pro forma financial statements, if any) meeting the requirements for filing with the Commission.

          (h) No Conflicts. The execution, delivery and performance of this Agreement, the Engagement Letter and the other Transaction Documents and the consummation of the Merger and all other the transactions contemplated hereby or thereby will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the certificate of incorporation, by-laws, certificate of formation or operating agreement of the Relevant Parties,
     (ii) any of the terms, conditions or provisions of any material document, agreement or other instrument filed with the Securities and Exchange Commission (iii) any applicable foreign, federal, state or local statute, published rule or regulation or (iv) any judgment, writ injunction, decree, order or ruling of any court or governmental authority binding on any of the Relevant Parties where such conflict, default or violation would have a Material Adverse Effect on the Relevant Parties, taken as a whole.

          (i) Approvals and Consent. All governmental, quasi-governmental, equity holder and third-party approvals and consents necessary or desirable in connection with the transactions contemplated hereby shall have been received and shall be in full force and effect.

          (j) Litigation, etc. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that, in the opinion of UBS, affects the transactions contemplated hereby, or that could have a Material Adverse Effect on the Relevant Parties (including any such action, suit, investigation, litigation or proceeding which, in the reasonable opinion of UBS, is likely to result in such a Material Adverse Effect) or any of the transactions contemplated hereby.

          (k) Legal Opinions. The Placement Agent shall have received such legal opinions as it may reasonably request (including opinions from counsel to EEX, EEX Capital and MIStS Issuer), as Exhibit E and satisfactory to the Placement Agent.

          (l) Subordination and Modification of Intercompany Subordinated Notes and Guaranty Agreement. The Subordinated Notes and the Guaranty Agreement shall have been subordinated to the "Senior Debt" specified by the EEX Credit Agreement. In addition, the Guaranty Agreement will have been amended and restated to include a prohibition on the issuance of additional Subordinated Indebtedness or equity securities (except treasury stock and issuances pursuant to an employee benefit plan) by EEX while the Preferred Securities remain outstanding unless the proceeds thereof are used to fully redeem the Preferred Securities.

          (m)  The Merger.  The Merger shall have been
     consummated.

          (n) Payment of Fees and Expenses. The Commitment and takedown fee described in Section 1(a) of the Fee Letter due to UBS on or before the Closing Date shall have been paid in full.

          Section 5.3. Representations and Warranties as to Closing. The sale of Preferred Securities by EEX Capital or MIStS Issuer, as the case may be, on the Closing Date shall constitute a representation and warranty by EEX Capital or MIStS Issuer, as the case may be, to the effect that the applicable conditions precedent set forth in this Article VI are satisfied on the Closing Date.


                            ARTICLE VI

              TRANSFER OF THE PREFERRED SECURITIES;
                    REPRESENTATIONS OF HOLDERS

          Section 6.1. Transfer of Preferred Securities. UBS represents and agrees that it is purchasing the Preferred Securities for its own account and with investment intent and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of such Preferred Securities unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under, or otherwise in compliance with, the Securities Act. UBS also represents and warrants to EEX Capital and MIStS Issuer that it (i) is an "accredited investor" (as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act) (ii) has been given or has had access to the information described in Rule 502 of Regulation D promulgated under the Securities Act, and (iii) has been given the opportunity to ask any question of management of the Relevant Parties that UBS may have. UBS and each of the Interim Purchasers acknowledges that the Preferred Securities certificates will bear a legend (as set forth in Exhibit A to the LLC Agreement or Section 13(a) of the Certificate of Designations, as the case may
be) restricting the transfer thereof for so long as may be required by the Securities Act.

          Subject to the provisions of the previous paragraph (including the terms of the legend referred to therein and applicable law), each of the Relevant Parties agrees that UBS and each subsequent Holder will be free to sell or transfer all or any part of the Preferred Securities to any third party and to pledge any or all of the Preferred Securities to any commercial bank, other institutional lender, qualified institutional buyer or accredited investor.


                           ARTICLE VII

                        EVENTS OF DEFAULT

          Section 7.1.   Events of Default.  An "Event of
Default" with respect to the Preferred Securities shall occur if:

          (a)  an "Event of Default" as defined in the EEX Credit
     Agreement;

          (b) EEX Capital fails to pay any dividend on any of the shares of Preferred Stock, in each case on or within 30 days after the same is due;

          (c) MIStS Issuer fails to pay any dividend on any of the shares of Preferred Interests, in each case on or within 30 days after the same is due;

          (d) EEX, EEX Capital and MIStS Issuer fail to consummate either (i) a merger of MIStS Issuer with and into EEX Capital or the redemption of all Preferred Securities on the Required Merger Date;

          (e) EEX Capital and MIStS Issuer fail to make any Change of Control redemption within the time periods provided in the Certificate of Designations and the LLC
     Agreement, as applicable;

          (f)  EEX, EEX Capital and MIStS Issuer consummate a
     Prohibited Issuance;

          (g) any "Event of Default" under and as defined in the EEX Capital Subordinated Note or a "Maturity Event" under and as defined in the EEX Subordinated Note shall occur; or

          (h) any of the Relevant Parties fails to observe or perform any of its covenants or agreements (other than those set forth in clauses (a) through (g) above) contained in any of the Transaction Documents and such failure continues for a period of 60 Business Days following the earlier of
     (i) written notice to EEX Capital and MIStS Issuer of such failure by the Placement Agent or any Holder of outstanding Preferred Securities or (ii) the date on which such failure is discovered by such Relevant Party; (except that breach of the covenants described in Sections 12.1 and 13.1 hereof shall not be entitled to any such cure period).

          Section 7.2.   Rights and Remedies.  The occurrence of
an Event of Default under this Agreement shall trigger those rights and remedies available to Holders pursuant to the provisions of the LLC Agreement or the Certificate of Designations, as applicable.

          Section 7.3. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Placement Agent or Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

          Section 7.4. Delay or Omission Not Waiver. No delay or omission by the Placement Agent or any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Placement Agent or the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Placement Agent or the Holders.

          Section 7.5.   Waiver of Past Defaults.  Subject to
Section 14.3, the Holders of a majority in aggregate Liquidation Preference of the then outstanding Preferred Securities by written notice to EEX Capital and MIStS Issuer may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

          Section 7.6. Rights of Holders to Receive Payment. Notwithstanding anything to the contrary contained in this Agreement, the LLC Agreement or the Certificate of Designations, the right of any Holder to receive payment of dividends on the Preferred Securities held by such Holder, on or after the respective due dates expressed in the Preferred Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.


                           ARTICLE VIII

                           TERMINATION

          Section 8.1.   Termination.  Unless otherwise extended
by UBS, this Agreement and the obligations of UBS to purchase of Preferred Securities shall terminate on 5:00 p.m., New York City time, on September 30, 1997.

          Section 8.2. Liability. If this Agreement is terminated pursuant to Section 9.1, such termination shall be without liability of any party to any other party, except that, whether or not the transactions contemplated by this Agreement are consummated: (i) each of EEX, EEX Capital and MIStS Issuer, jointly and severally, agrees to reimburse the Placement Agent for all its reasonable out-of-pocket expenses pursuant to Section
14.1 and the Commitment Letter and (ii) the indemnity provisions contained in Article X shall remain operative and in full force and effect.


                            ARTICLE IX

                            INDEMNITY

          Section 9.1. Indemnification. EEX, EEX Capital and MIStS Issuer (each, an "Indemnifying Party" and, collectively, the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless the Placement Agent, UBS and all subsequent the Holders, each of their respective controlling persons and each director, officer, employee, affiliate and agent thereof (each, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject relating to or arising out of or in connection with the transactions contemplated by the Transaction Documents (including the use of the proceeds from the sale of the Preferred Securities) or any related transaction, and to reimburse each Indemnified Party, promptly upon demand, for expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened loss, claim, damage or liability, or any litigation, proceeding or other action in respect thereof, including any amount paid in settlement of any litigation, proceeding or other action (commenced or threatened) to which the Indemnifying Parties shall have consented in writing (such consent not to be unreasonably withheld) whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the indemnity contained in this Article X will not apply to any Indemnified Party with respect to losses, claims, damages, liabilities or related expenses arising from the willful misconduct or gross negligence of such Indemnified Party.

          Section 9.2. Notice of Action. (a) Promptly after receipt by an Indemnified Party of written notice with respect to the commencement of any investigation, claim, litigation, proceeding or other action (collectively, an "Action") with respect to which such Indemnified Party may seek indemnification hereunder, such Indemnified Party shall notify the Indemnifying Parties in writing of such Action; but the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Parties from any liability that the Indemnifying Parties may have hereunder to such Indemnified Party unless such failure results in material prejudice to the Indemnifying Parties, defenses in such Action.

          (b) Upon receipt of such notice by an Indemnifying Party, such Indemnifying Party will be entitled to participate in any Action and, to the extent it wishes, to assume the defense thereof, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this indemnity for any legal expenses subsequently incurred by such Indemnified Party in connection with such defense; provided, however, that such Indemnified Party will have the right to employ its own counsel in any such Action, and the fees and expenses of such counsel will be at the expense of such Indemnified Party; provided, further, that if (i) the employment of such counsel has been authorized by such Indemnifying Party in connection with the defense of such Action, which authorization shall not be unreasonably withheld, or (ii) the named parties in any such Action (including any impleaded parties) include any Indemnified Party and such Indemnifying Party and such Indemnified Party will have been advised by such counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to assume the defense of such Action on behalf of such Indemnified Party) or (iii) such Indemnifying Party shall not have assumed the defense of such Action and employed counsel therefor reasonably satisfactory to such Indemnified Party within a reasonable time after notice of commencement of such action, such fees and expenses will be borne by the Indemnifying Party, it being understood that such Indemnifying Party will not, in connection with any one such Action, be liable for the fees and expenses of more than one firm of attorneys in any one jurisdiction.

          Section 9.3.   Indemnity Not Available.  If
indemnification were for reason of public policy not to be available, the Indemnifying Parties and the Holders agree to contribute (in proportion to their respective commitments in the case of the Holders) to the losses, claims, damages, liabilities or expenses (or Actions in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Party, on the one hand, and the Holders, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof).

          Section 9.4. Indemnity for Taxes, Reserves and Expenses. If after the date hereof, the adoption of any law or guideline or any amendment or change in the administration, interpretation or application of any existing or future law or guideline by any Governmental Authority charged with the administration, interpretation or application thereof, or the compliance with any request or directive of any Governmental Authority (whether or not having the force of law):

               (a) subjects an Affected Party to any tax or changes the basis of taxation with respect to this Agreement or the Preferred Securities or payments of amounts due hereunder or thereunder or with respect to this Agreement or the Transaction Documents, (including, without limitation, any sales, gross receipts, general corporate, withholding, personal property, privilege or license taxes, and including claims, losses and liabilities arising from any failure to pay or delay in paying any such tax (unless such failure or delay results solely from such Affected Party's gross negligence or willful misconduct), but excluding federal, state or local taxes based on income or franchise taxes imposed in lieu of income taxes) incurred by such Affected Party arising out of or as a result of this Agreement or the Transaction Documents;

               (b) imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, an Affected Party;

               (c) shall change the amount of capital maintained or requested or directed to be maintained by an Affected
     Party; or

               (d) imposes upon an Affected Party any other condition or expense (including, without limitation, (i) loss of margin and (ii) attorneys' fees and expenses, expenses incurred by officers or employees of an Affected Party (or any successor thereto) and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement or the Transaction Documents or the purchase, maintenance or funding of the purchase of the Preferred Securities by an Affected Party, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, reduce the rate of return on capital of, or impose any expense (including loss of margin) upon, an Affected Party with respect to this Agreement, the obligations hereunder, the Transaction Documents or the funding of the purchase of the Preferred Securities hereunder, the Affected Party may notify the Indemnifying Parties of the amount of such increase, reduction, or imposition, and the Indemnifying Parties shall pay to the Affected Party the amount the Affected Party deems necessary to compensate the Affected Party for such increase, reduction or imposition. Any Affected Party claiming additional compensation under this Section 10.4 shall deliver to EEX a certificate setting forth any additional amounts that such Affected party is entitled to receive, including a calculation thereof in reasonable detail, such certificate to be conclusive absent manifest error. Such amounts shall be due and payable by the Indemnifying Parties five (5) Business Days after such certificate is delivered.

               (e)  To avoid doubt, the parties hereto
     acknowledge and agree that none of EEX, EEX Capital, MIStS Issuer or their Affiliates have made any representations or warranties to the Placement Agent or any Affected Party concerning the availability, or lack thereof, of the "dividend received deduction under the Code." Accordingly, no indemnification with respect to any taxes owed, or purported to be owed, relating to such deduction shall be available under this Agreement or any Transaction Document.

          Section 9.5. Survivorship of Indemnification. The provisions contained in this Article X and in Sections 3.3 and
4.3 shall remain in full force and effect whether or not any of the transactions contemplated hereby are consummated and notwithstanding the termination of this Agreement. The amounts payable by any Indemnifying Party under this Article X shall be payable whether or not any of the transactions contemplated under this Agreement are consummated.

          Section 9.6. Liability Not Exclusive; Payments. The agreements of each Indemnifying Party in this Article X shall be in addition to any liability that each may otherwise have. All amounts due under this Article X shall be payable as incurred within five (5) Business Days after such written notice is delivered.


                            ARTICLE X

                       THE PLACEMENT AGENT

          Section 10.1. Appointment of Placement Agent. In order to expedite the transactions contemplated by the Transaction Documents, UBS is hereby appointed to act as the Placement Agent on behalf of the Holders. Each Holder by its acceptance of Preferred Securities, irrevocably authorizes the Placement Agent to take such actions on behalf of the Holders and to exercise such powers as are specifically delegated to the Placement Agent by the terms and provisions of the Transaction Documents, together with such actions and powers as are reasonably incidental thereto. The Placement Agent is expressly authorized by each Holder hereby, and by each Holder upon its acceptance of Preferred Securities without hereby limiting any implied authority, (a) to receive on behalf of such Holder all payments, Liquidation Preference and dividends on the Preferred Securities and all other amounts due to such Holder hereunder or under any Transaction Document, and promptly to distribute to each Holder its proper share of each payment so received; (b) to give notice on behalf of such Holder to EEX Capital and MIStS Issuer of any Event of Default specified in this Agreement of which the Placement Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Holder copies of all notices, financial statements and other materials delivered by any of the Relevant Parties pursuant to this Agreement and the other Transaction Documents as received by the Placement Agent.

          Section 10.2.  No Liability as Placement Agent.
Neither the Placement Agent nor any of its directors, officers, employees, beneficial owners or agents shall be liable as such to any Holder for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any of the Relevant Parties of any of the terms, conditions, covenants or agreements contained herein. The Placement Agent shall not be responsible to the Holders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Transaction Documents or any other instruments or agreements.
The Placement Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by any Holder and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Holders. The Placement Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons.
Neither the Placement Agent nor any of its directors, officers, employees or agents shall have any responsibility to EEX, EEX Capital or MIStS Issuer on account of the failure of or delay in performance or breach by any Holder of any of its obligations hereunder or to any Holder on account of the failure of or delay in performance or breach by any other Holder or any of the Relevant Parties or any of their respective obligations under the Transaction Documents or in connection herewith or therewith.
The Placement Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          Section 10.3. No Duty to Act. Each Holder by its acceptance of Preferred Securities, acknowledges that the Placement Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Transaction Document unless it shall be requested in writing to do so by a majority in Liquidation Preference of the Holders of Preferred Securities.

          Section 10.4. Successor Placement Agent. Subject to the appointment and acceptance of a successor Placement Agent as provided below, the Placement Agent may resign at any time by notifying the Holders and EEX, EEX Capital or MIStS Issuer. Upon any such resignation, the Holders shall have the right to appoint a successor. If no successor shall have been so appointed by the Holders and shall have accepted such appointment within 30 days after the retiring Placement Agent files notice of its resignation, then the retiring Placement Agent may, on behalf of the Holders, appoint a successor Placement Agent, which shall be a bank having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Placement Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Placement Agent, and the retiring Placement Agent shall be discharged from its duties and obligations hereunder. After the Placement Agent's resignation hereunder, the provisions of this Article XI and Article X hereof shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Placement Agent.

          Section 10.5. Rights Placement Agent as Holder of Preferred Securities. With respect to its Commitment made in its capacity as a Holder, the Placement Agent in its individual capacity and not as Placement Agent shall have the same rights and powers as any other Holder and may exercise the same as though it were not the Placement Agent, and the Placement Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Relevant Parties or other Affiliate thereof as if it were not the Placement Agent.

          Section 10.6. Expenses of Placement Agent. Each Holder by acceptance of Preferred Securities, agrees that (a) the Placement Agent shall be reimbursed, on demand, for any expenses incurred for the benefit of the Holders by the Placement Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Holders, that shall not have been reimbursed by EEX, EEX Capital or MIStS Issuer and (b) to indemnify and hold harmless the Placement Agent and its beneficial owners, directors, officers, employees or agents, on demand, from and against any and all suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as the Placement Agent or any of them in any way relating to or arising out this Agreement or any other Transaction Document or any action taken or omitted by it or any of them under this Agreement or any other Transaction Document, to the extent the same shall not have been reimbursed by EEX, EEX Capital or MIStS Issuer; provided, however, no Holder shall be liable to the Placement Agent or any such other indemnified Person for any portion of such liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Placement Agent or any of its directors, officers, employees or agents. If no Preferred Securities are then outstanding, each Holder shall contribute an amount equal to its pro rata share of the aggregate Commitment of all of the Holders to any amounts payable to the Placement Agent pursuant to this paragraph. If any Preferred Securities are then outstanding, each Holder shall contribute an amount equal to its pro rata share of the aggregate Liquidation Preference, of all outstanding Preferred Securities to any amounts payable to the Placement Agent pursuant to this paragraph.

          Section 10.7. Due Diligence by Holders. Each Holder by its acceptance of Preferred Securities, acknowledges that it has, independently and without reliance upon the Placement Agent, or any other Holder, and based on such documents and information as it has deemed appropriate, made its own investment analysis and decision to purchase the Preferred Securities. Each Holder by its acceptance of Preferred Securities, also acknowledges that it (i) will, independently and without reliance upon the Placement Agent or any other Holder, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the Transaction Documents or any related agreement or any document furnished hereunder or thereunder and (ii) has reviewed publicly available information filed with the SEC.


                            ARTICLE XI

                      EEX SUBORDINATED NOTE

          Section 11.1.  Covenants With Respect to EEX
Subordinated Note. EEX Capital hereby agrees to deliver prompt written notice to the Placement Agent of the occurrence of a Voting Rights Trigger Event and to defend the EEX Subordinated Note against all claims and demands of all Persons at any time claiming the same or any interest therein except as expressly provided in this Article XII. Upon demand by the Placement Agent after the occurrence of a Voting Rights Trigger Event, EEX Capital agrees to deliver to the Placement Agent the originals of the EEX Subordinated Note and the EEX Subordination Agreement. EEX Capital hereby further agrees that at any time while the Preferred Stock remains outstanding, EEX Capital will not, without the prior written consent of the Placement Agent, in any way encumber, or hypothecate, or create or permit to exist any lien, security interest or encumbrance on or other interest in the EEX Subordinated Note except for the rights granted to the Placement Agent, for the benefit of the Holders, under this
Article XII, nor will EEX Capital sell, transfer, assign, exchange or otherwise dispose of the EEX Subordinated Note or any interest therein.

          Section 11.2. Power of Attorney. EEX Capital hereby irrevocably appoints the Placement Agent as EEX Capital's agent and attorney-in-fact, coupled with an interest, with full power and authority in the place and stead of EEX Capital and in the name of EEX Capital or otherwise, from and after the occurrence of a Voting Rights Trigger Event in the Placement Agent's reasonable discretion, but at EEX's and EEX Capital's joint and several cost and expense, to:

          (a)  make demand for payment under the EEX
     Subordinated Note,

          (b) take any actions necessary or desirable, in the Placement Agent's sole discretion, to collect, on behalf of EEX Capital, the amounts due to EEX Capital under the EEX Subordinated Note, including compromising any amounts due thereunder and acknowledging satisfaction of the maker's liability thereunder,

          (c)  instruct EEX, as the maker of the EEX
     Subordinated Note, to pay all sums payable thereunder to EEX Capital,

          (d)  endorse, cash, sue upon, collect and
     otherwise enforce, the EEX Subordinated Note and all instruments made payable to EEX Capital representing any payment of principal or interest thereon or any part thereof and to give full discharge for the same, and

          (e)  pay all reasonable costs and expenses
     incurred in the exercise or enforcement of its rights hereunder, including reasonable attorneys' fees,


subject, in each of the foregoing cases, to the provisions of the EEX Subordination Agreement. EEX Capital shall send to the Placement Agent a copy of any written payment notice given to EEX with respect to the EEX Subordinated Note, concurrently with sending such notice to EEX. The Placement Agent shall only be accountable for monies which it actually receives as attorney-in-fact for EEX Capital from or out of the EEX Subordinated Note.
The power of attorney granted herein shall automatically terminate and be of no further force and effect upon redemption for value of the Preferred Stock and payment of all accrued and unpaid dividends thereon and any other fees, expenses, LIBOR breakage fees and Additional Costs owing to the Placement Agent or the Holders in accordance with this Agreement in connection with the Preferred Stock. EEX hereby acknowledges receipt of notice of the foregoing power of attorney, agrees to comply with any payment instructions it receives from the Placement Agent following a Voting Rights Trigger Event, as attorney-in-fact for EEX Capital, and hereby agrees that it will not assert against the EEX Subordinated Note any right of setoff, defense or counterclaim it may have against EEX Capital, whether or not such right, defense or counterclaim arises out of the loan evidenced by the EEX Subordinated Note or otherwise.


                           ARTICLE XII

       EEX CAPITAL SUBORDINATED NOTE AND GUARANTY AGREEMENT

          Section 12.1 Covenants With Respect to EEX Capital Subordinated Note and Guaranty Agreement. MIStS Issuer hereby agrees to deliver prompt written notice to the Placement Agent of the occurrence of a Voting Rights Trigger Event and to defend the EEX Capital Subordinated Note and Guaranty Agreement against all claims and demands of all persons at any time claiming the same or any interest therein except as expressly provided in this
Article XIII. Upon demand by the Placement Agent after the occurrence of a Voting Rights Trigger Event, MIStS Issuer agrees to deliver to the Placement Agent, the originals of the EEX Capital Subordinated Note, the Guaranty Agreement and the EEX Capital Subordination Agreement. MIStS Issuer hereby further agrees that at any time while the Preferred Interests remain outstanding, MIStS Issuer will not, without the prior written consent of the Placement Agent, in any way encumber, or hypothecate, or create or permit to exist any lien, security interest or encumbrance on or other interest in the EEX Capital Subordinated Note or the Guaranty Agreement except for the rights granted to the Placement Agent, for the benefit of the Holders, under this Article XIII, nor will MIStS Issuer sell, transfer, assign, exchange or otherwise dispose of the EEX Capital Subordinated Note or the Guaranty Agreement or any interest therein.

          Section 13.2 Power of Attorney. MIStS Issuer hereby irrevocably appoints the Placement Agent as MIStS Issuer's agent and attorney-in-fact, coupled with an interest, with full power and authority in the place and stead of MIStS Issuer and in the name of MIStS Issuer or otherwise, from and after the occurrence of a Voting Rights Trigger Event in the Placement Agent's reasonable discretion, but at EEX's and MIStS Issuer's joint and several cost and expense, to:

          (a)  make demand for payment under the EEX Capital
     Subordinated Note and/or the Guaranty Agreement,

          (b) take any actions necessary or desirable, in the Placement Agent's sole discretion, to collect, on behalf of MIStS Issuer, the amounts due to MIStS Issuer under the EEX Capital Subordinated Note and the Guaranty Agreement, including compromising any amounts due thereunder and acknowledging satisfaction of the maker's liability thereunder,

          (c)  instruct EEX Capital, as the maker of the EEX
     Capital Subordinated Note, and EEX, as the maker of the Guaranty Agreement, to pay all sums payable thereunder to MIStS Issuer,

          (d)  endorse, cash, sue upon, collect and
     otherwise enforce, the EEX Capital Subordinated Note and the Guaranty Agreement and all instruments made payable to MIStS Issuer representing any payment of principal or interest thereon or any part thereof and to give full discharge for the same, and

          (e)  pay all reasonable costs and expenses
     incurred in the exercise or enforcement of its rights hereunder, including reasonable attorneys' fees,

subject, in each of the foregoing cases, to the provisions of the EEX Capital Subordination Agreements. MIStS Issuer shall send to the Placement Agent a copy of any written payment notice given to EEX Capital with respect to the EEX Capital Subordinated Note or to EEX with respect to the Guaranty Agreement, concurrently with sending such notice to EEX Capital or EEX, as the case may be. The Placement Agent shall only be accountable for monies which it actually receives as attorney-in-fact for MIStS Issuer from or out of the EEX Capital Subordinated Note and the Guaranty Agreement. The power of attorney granted herein shall automatically terminate and be of no further force and effect upon redemption for value of the Preferred Interests and payment of all accrued and unpaid dividends thereon and any other fees, expenses, LIBOR breakage fees and Additional Costs owing to the Placement Agent or the Holders in accordance with this Agreement in connection with the Preferred Interests. Each of EEX Capital and EEX hereby acknowledges receipt of notice of the foregoing power of attorney, agrees to comply with any payment instructions it receives from the Placement Agent following a Voting Rights Trigger Event, as attorney-in-fact for MIStS Issuer, and hereby agrees that it will not assert against the EEX Capital Subordinated Note or the Guaranty Agreement any right of setoff, defense or counterclaim it may have against MIStS Issuer, whether or not such right, defense or counterclaim arises out of the loan evidenced by the EEX Capital Subordinated Note, the Guaranty Agreement or otherwise.


                           ARTICLE XIII

                          MISCELLANEOUS

          Section 13.1. Expenses; Documentary Taxes. EEX, EEX Capital and MIStS Issuer jointly and severally agree to pay, within 30 days of the date of invoice, (a) all reasonable out-of-pocket expenses (including, without limitation, expenses incurred in connection with due diligence of the Holders) associated with the preparation, execution and delivery, administration, waiver, enforcement or modification and enforcement of the documentation contemplated hereby and (b) the reasonable fees and disbursements of Latham & Watkins and Richards, Layton & Finger legal counsel to the Placement Agent and the Holders in connection with the
transactions contemplated herein.   EEX, EEX Capital and MIStS
Issuer jointly and severally agree to indemnify the Placement Agent and the Holders against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery, or the terms, of this Agreement or the Transaction Documents.

          Section 13.2. Notices. All notices and other communications pertaining to this Agreement, the LLC Agreement, any Preferred Interests, the Certificate of Designations or any share of Preferred Stock shall be in writing and shall be delivered in person, with receipt acknowledged, or by facsimile and confirmed immediately in writing by a copy mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               (i) If to the Placement Agent or the Holders, to them at:

                    UBS Securities LLC
                    229 Park Avenue
                    New York, New York 10171-0026
                    Attention: James A. Ajello
                    Facsimile No.: (212) 821-6119

                    with a copy to:

                    Latham & Watkins
                    885 Third Avenue
                    New York, New York  10022
                    Attention:  Nancy L. Schimmel, Esq.
                    Facsimile No.:  (212) 751-4864

               (ii) If to EEX, EEX Capital or MIStS Issuer, to it at:

                    c/o Enserch Exploration, Inc.
                    2500 City West Boulevard, Suite 1400
                    Houston, Texas  77042
                    Attention: Joseph T. Leary
                    Facsimile No.: (281) 271-3416

                    with a copy to:

                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    1900 Pennzoil-South Tower
                    711 Louisiana Street
                    Houston, Texas  77002
                    Attention: William D. Morris, Esq.
                    Facsimile No.: (713) 236-0822

or to such other Person or address as shall be furnished to the other parties in compliance with this Section 14.2.

          Section 13.3. Consent to Amendments and Waivers. (a) Except as provided in Section 14.3(b), this Agreement may be amended or supplemented with the consent of each of EEX, EEX Capital and MIStS Issuer and the Holders of at least a majority in Liquidation Preference of the Preferred Securities then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Preferred Securities), and any event of default or compliance with any provision of this Agreement or the Preferred Securities may be waived with the consent of the Holders of a majority in Liquidation Preference of the then outstanding Preferred Securities (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Preferred Securities). Preferred Stock held by EEX, EEX Capital or MIStS Issuer or any of its Affiliates will not be deemed to be outstanding for purposes of this Section 14.3.

          (b) None of the Relevant Parties shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment permitted by
Section 14.3(a) unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

          Section 13.4.  Statements Required in Officer's
Certificate and Opinion. Each Officer's Certificate with respect to compliance provided for in this Agreement shall include:

          (a)  a statement that the Person making such
               certificate or opinion has read such covenant or condition;

          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (d) a statement as to whether, in such Person's opinion, such condition or covenant has been complied with.

          Section 13.5. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each subsequent Holder and each of their respective successors and assigns. Except as otherwise expressly provided in Sections 3.2 and 4.2 and Article X in the preceding sentence, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, the Holders and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. Except as otherwise expressly provided in Sections 3.2 and 4.2 and Article X in the preceding sentence, all conditions and provisions hereof are intended to be for the sole and exclusive benefit of UBS, the parties hereto and the affiliates and beneficial owners of the Holders, and any subsequent Holder of any of the Preferred Securities and their respective successors and assigns, and for the benefit of no other person.

          Section 13.6.  New York Law; Submission to
Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PLACEMENT AGENT, EEX, EEX CAPITAL AND MIStS ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PLACEMENT AGENT, EEX, EEX CAPITAL AND MIStS ISSUER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          Section 13.7. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants and agreements of EEX, EEX Capital and MIStS Issuer or of the Placement Agent, UBS or any subsequent Holder in this Agreement or any Preferred Securities shall bind their respective successors and assigns. Except in accordance with a merger pursuant to a Merger Notice, neither EEX, EEX Capital and MIStS Issuer may assign or transfer any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of the Holders of at least a majority in Liquidation Preference of Preferred Securities then outstanding. Prior to purchase of the Preferred Securities, UBS may not assign or transfer any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of EEX.

          Section 13.8. Severability Clause. In case any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective in such jurisdiction only to the extent of such invalidity, illegality or unenforceability.

          Section 13.9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in or incorporated into this Agreement, or contained in Officers' Certificates submitted pursuant hereto, shall remain operative and in full force and effect until the Preferred Securities have been repaid in full, regardless of any investigation made by or on behalf of the Holders or any controlling person of the Interim Purchasers, or by or on behalf of the Company, and shall survive delivery of the Preferred Securities.

     [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                             Enserch Exploration, Inc.



                             By:/s/ Joseph T. Leary
                                -------------------------------
                             Name:      Joseph T. Leary
                             Title:     Vice President, Finance
                                        and Treasurer



                             EEX Capital Inc.



                             By:/s/ Joseph T. Leary
                                -------------------------------
                             Name:      Joseph T. Leary
                             Title:     Vice President,
                                        Finance and Treasurer



                             MIStS Issuer L.L.C.

                             By:        EEX Capital Inc., its
                                        common member



                             By:/s/ Joseph T. Leary
                                --------------------------------
                             Name:      Joseph T. Leary
                             Title:     Vice President,
                                        Finance and Treasurer



                             UBS Securities LLC, as Placement
                             Agent


                             By:/s/ James A. Ajello
                                ---------------------------------
                             Name:     James A. Ajello
                             Title:    Managing Director

                             By:/s/ Jeffrey M. Donahue
                                ---------------------------------
                             Name:     Jeffrey M. Donahue
                             Title:    Director

PREFERRED STOCK:

Commitment                   UBS Securities LLC
$75,000,000.00
  (75,000 Shares)

                             By:/s/ James A. Ajello
                                ---------------------------------
                             Name:     James A. Ajello
                             Title:    Managing Director


                             By:/s/ Jeffrey M. Donahue
                                ---------------------------------
                             Name:     Jeffrey M. Donahue
                             Title:    Director


                             Wire Transfer Instructions

                             Account Name:  UBS Securities LLC
                             Name of Bank:  The Chase Manhattan
                             Bank
                             ABA#:  021000021
                             Account No.:  140083231
                             Attention:     Bruce J. Burmester

PREFERRED INTERESTS:

Commitment                   UBS Securities LLC
$75,000,000.00
  (75,000 Shares)

                             By:/s/ James A. Ajello
                                -------------------------------
                             Name:     James A. Ajello
                             Title:    Managing Director

                             By:/s/ Jeffrey Donahue
                                -------------------------------
                             Name:     Jeffrey Donahue
                             Title:    Director

                             Wire Transfer Instructions

                             Account Name:   UBS Securities LLC
                             Name of Bank:   The Chase Manhattan
                             Bank
                             ABA#:   021000021
                             Account No.:  140083231
                             Attention:      Bruce J. Burmester

                            ARTICLE I

                           DEFINITIONS . . . . . . . . . . . .  1
       Section 1.1. Defined Terms. . . . . . . . . . . . . . .  1
       Section 1.2. Interpretation . . . . . . . . . . . . . .  9



                            ARTICLE II

                  REPRESENTATIONS AND WARRANTIES

        Section 2.1. Incorporation of Guaranty
           Agreement Representations and
           Warranties  . . . .. . . . . . . . . . . . . . . . .  9
        Section 2.2. Due Authorization and Enforceability   . .  9
        Section 2.3. Private Offering; Rule 144A
           Matters . . . . . . . . . . . . . . . . . . . . . .  10



                           ARTICLE III

                                 . . . . . . . . . . . . . . . 11
         Section 3.1. Sale of the Preferred Stock. . . . . . . 11
         Section 3.2. Indemnity. . . . . . . . . . . . . . . . 11
         Section 3.3. Method of Payment. . . . . . . . . . . . 11
         Section 3.4. Payment on Business Days . . . . . . . . 11



                            ARTICLE IV

                   SALE AND OPTIONAL REPAYMENT

         Section 4.1. Sale of the Preferred Interests. . . . . 12
         Section 4.2. Indemnity. . . . . . . . . . . . . . . . 12
         Section 4.3. Method of Payment. . . . . . . . . . . . 12
         Section 4.4. Payment on Business Days . . . . . . . . 12


                            ARTICLE V

                            COVENANTS
         Section 5.1. Use of Proceeds. . . . . . . . . . . . . 12
         Section 5.2. Compliance with Engagement Letter
            and Fee Letter . . . . . . . . . . . . . . . . . . 13
         Section 5.3. Limitation on Incurrence of
            Additional Indebtedness and/or
            Debt and Issuance of Capital Stock . . . . . . . . 13
         Section 5.4. Line of Business . . . . . . . . . . . . 13
         Section 5.5. Payments for Consents. . . . . . . . . . 13
         Section 5.6. Springing Merger . . . . . . . . . . . . 13
         Section 5.7. Notice of Default. . . . . . . . . . . . 14


                            ARTICLE VI

                  CONDITIONS TO UBS' OBLIGATIONS


         Section 6.1. Closing. . . . . . . . . . . . . . . . . 14
         Section 6.2. Conditions of UBS' Obligations . . . . . 14
         Section 6.3. Representations and Warranties as
            to Closing . . . . . . . . . . . . . . . . . . . . 16


                           ARTICLE VII

              TRANSFER OF THE PREFERRED SECURITIES;
                    REPRESENTATIONS OF HOLDERS

         Section 7.1. Transfer of Preferred Securities . . . . 16


                           ARTICLE VIII

                        EVENTS OF DEFAULT

         Section 8.1. Events of Default. . . . . . . . . . . . 17
         Section 8.2. Rights and Remedies. . . . . . . . . . . 17
         Section 8.3. Rights and Remedies Cumulative . . . . . 17
         Section 8.4. Delay or Omission Not Waiver . . . . . . 18
         Section 8.5. Waiver of Past Defaults. . . . . . . . . 18
         Section 8.6. Rights of Holders to Receive
            Payment. . . . . . . . . . . . . . . . . . . . . . 18


                            ARTICLE IX

                           TERMINATION

         Section 9.1. Termination. . . . . . . . . . . . . . . 18
         Section 9.2. Liability. . . . . . . . . . . . . . . . 18

                            ARTICLE X

                            INDEMNITY

         Section 10.1.     Indemnification . . . . . . . . . . 18
         Section 10.2.     Notice of Action. . . . . . . . . . 19
         Section 10.3.     Indemnity Not Available . . . . . . 19
         Section 10.4.     Indemnity for Taxes, Reserves and
            Expenses . . . . . . . . . . . . . . . . . . . . . 20
         Section 10.5.     Survivorship of Indemnification . . 21
         Section 10.6.     Liability Not Exclusive; Payments . 21


                            ARTICLE XI

                       THE PLACEMENT AGENT

         Section 11.1.     Appointment of Placement Agent. . . 21
         Section 11.2.     No Liability as Placement Agent . . 21
         Section 11.3.     No Duty to Act. . . . . . . . . . . 22
         Section 11.4.     Successor Placement Agent . . . . . 22
         Section 11.5.     Rights Placement Agent as Holder
            of Preferred . . . . . . . . . . . . . . . . . . . 22
         Section 11.6.     Expenses of Placement Agent . . . . 22
         Section 11.7.     Due Diligence by Holders. . . . . . 23


                           ARTICLE XII

                      EEX SUBORDINATED NOTE

         Section 12.1.        Covenants With Respect to
            EEX Subordinated Note. . . . . . . . . . . . . . . 23
         Section 12.2.        Power of Attorney. . . . . . . . 23


                           ARTICLE XIII

       EEX CAPITAL SUBORDINATED NOTE AND GUARANTY AGREEMENT

         Section 13.1 Covenants With Respect to EEX
            Capital Subordinated Note            and
            Guaranty Agreement . . . . . . . . . . . . . . . . 24
         Section 13.2 Power of Attorney. . . . . . . . . . . . 25


                           ARTICLE XIV

                          MISCELLANEOUS

         Section 14.1.     Expenses; Documentary Taxes . . . . 26
         Section 14.2.     Notices . . . . . . . . . . . . . . 26
         Section 14.3.     Consent to Amendments and Waivers . 27
         Section 14.4.     Statements Required in Officer's
            Certificate and Opinion. . . . . . . . . . . . . . 27
         Section 14.5.     Parties . . . . . . . . . . . . . . 28
         Section 14.6.     New York Law; Submission to
            Jurisdiction; Waiver of Jury
            Trial. . . . . . . . . . . . . . . . . . . . . . . 28
         Section 14.7.     Successors and Assigns. . . . . . . 28
         Section 14.8.     Severability Clause . . . . . . . . 29
         Section 14.9.     Representations, Warranties and
            Agreements to Survive
            Delivery . . . . . . . . . . . . . . . . . . . . . 29

EXHIBITS

Exhibit A   -         Form of Certificate of Designations
Exhibit B   -         Form of LLC Agreement
Exhibit C   -         Form of LLC Registration Rights Agreement
Exhibit D   -         Form of Stock Registration Rights Agreement
Exhibit E   -         Form of Legal Opinion
Exhibit F   -         Form of Springing Merger Agreement